Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed or because it contains personally identifiable information omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Purchase and Sale Agreement
By and Between
CTI BioPharma Corp.
and
Drug Royalty III LP 2
Dated as of August 25, 2021

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
Section 1.1 Definitions
Section 1.2 Certain Interpretations
ARTICLE 2 PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT
Section 2.1 Purchase, Sale and Assignment
Section 2.2 Purchase Price; Milestone Payments
Section 2.3 No Assumed Obligations, Etc
ARTICLE 3 CLOSING
Section 3.1 Closing
Section 3.2 Payment of Closing Price
Section 3.3 Bill of Sale
ARTICLE 4 REPRESENTATIONS AND WARRANTIES
Section 4.1 Seller’s Representations and Warranties
Section 4.2 Buyer’s Representations and Warranties
Section 4.3 No Implied Representations and Warranties
ARTICLE 5 CONDITIONS TO CLOSING
Section 5.1 Conditions to the Buyer’s Obligations
Section 5.2 Conditions to the Seller’s Obligations
ARTICLE 6 COVENANTS
Section 6.1 Reporting
Section 6.2 Royalty Payments; Revenue Participation and Royalty Payment Details; [***]
Section 6.3 Disclosures
Section 6.4 Inspections and Audits of the Seller
Section 6.5 Intellectual Property Matters
Section 6.6 In-Licenses
Section 6.7 Permitted Licenses; Sales
Section 6.8 Restricted Indebtedness
Section 6.9 Diligence
Section 6.10 Efforts to Consummate Transactions
Section 6.11 Continuing Efforts; Further Assurances
Section 6.12 Non-Impairment; Back-Up Security Interest
Section 6.13 Certain Tax Matters

Section 6.14 Use of Proceeds
Section 6.15 Milestone Payments to S*BIO
ARTICLE 7 INDEMNIFICATION
Section 7.1 General Indemnity
Section 7.2 Notice of Claims
Section 7.3 Claim Procedures
Section 7.4 Limitations on Liability
Section 7.5 Exclusive Remedy
Section 7.6 Tax Treatment of Indemnification Payments
Section 7.7 Survival
ARTICLE 8 CONFIDENTIALITY
Section 8.1 Confidentiality
Section 8.2 Authorized Disclosure
ARTICLE 9 TERMINATION
Section 9.1 Mutual Termination
Section 9.2 Termination upon Failure to Achieve U.S. Marketing Approval
Section 9.3 Automatic Termination
Section 9.4 Survival
ARTICLE 10 MISCELLANEOUS
Section 10.1 Headings
Section 10.2 Notices
Section 10.3 Assignment
Section 10.4 Amendment and Waiver
Section 10.5 Entire Agreement
Section 10.6 No Third Party Beneficiaries
Section 10.7 Governing Law
Section 10.8 Jurisdiction; Venue
Section 10.9 Severability
Section 10.10 Specific Performance
Section 10.11 Counterparts
Section 10.12 Relationship of the Parties
Section 10.13 Intercreditor Agreement; Other Intercreditor Agreement

Index of Exhibits
Exhibit A:    Description of Pacritinib
Exhibit B:    Form of Intercreditor Agreement
Exhibit C:    Bill of Sale
Exhibit D:    Forms of Seller Opinions
Exhibit E:    Form of Royalty Report

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT, dated as of August 25, 2021 (this “Agreement”), is made and entered into by and between Drug Royalty III LP 2, a Delaware limited partnership (the “Buyer”), and CTI BioPharma Corp., a Delaware corporation (the “Seller”).
RECITALS:
WHEREAS, the Seller is in the business of, among other things, developing and commercializing the Product; and
WHEREAS, the Buyer desires to purchase the Revenue Participation Right from the Seller in exchange for payment of the Purchase Price, and the Seller desires to sell the Revenue Participation Right to the Buyer in exchange for the Buyer’s payment of the Purchase Price, in each case on the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.1    Definitions. The following terms, as used herein, shall have the following meanings:
“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (a) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (b) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise.
“Agreement” is defined in the preamble.
“Approved Indication” means the treatment of adult patients with intermediate or high risk primary or secondary (post-polycythemia vera or post-essential thrombocytopenia) myelofibrosis in patients with a platelet count below 50,000/μL or such other indication that is substantially identical thereto in all material respects.

“Back-Up Security Interest” is defined in Section 2.1(b).
“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) such Person shall generally not, shall be unable to, or an admission in writing by such Person of its inability to, pay its debts as they come due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any applicable law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar applicable law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such applicable law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar applicable law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within [***] days from entry thereof.
“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.
“[***]” is defined in [Section ***].
“[***]” is defined in [Section ***].
“[***]” is defined in [Section ***].
“[***]” is defined in [Section ***].
“Buyer” is defined in the preamble.
“Buyer Indemnified Parties” is defined in Section 7.1(a).

“Calendar Quarter” means, for the first calendar quarter, the period beginning on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.
“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
“Change of Control” means the occurrence of any one or more of the following: (a) the acquisition, whether directly, indirectly, beneficially or of record, whether by merger, consolidation, sale or other transfer of securities in a single transaction or series of related transactions, by any Person of any voting securities of the Seller, or if the percentage ownership of any Person in the voting securities of the Seller is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Person is, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total voting power of all of the then outstanding voting securities of the Seller; (b) a merger, consolidation, recapitalization, or reorganization of the Seller is consummated that would result in shareholders or equity holders of the Seller immediately prior to such transaction that did not own more than 50% of the outstanding voting securities of the Seller immediately prior to such transaction, owning more than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Seller or any Subsidiary of the Seller of all or substantially all the assets of the Seller and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of the Seller if substantially all of the assets of the Seller and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned Subsidiary of the Seller.
“Clinical and Commercial [***] Report” is defined in Section 6.1(a).
“Clinical and Commercial [***] Report” is defined in Section 6.1(a).
“Clinical Trial” means a clinical trial or study intended to support or maintain Marketing Approval or Commercialization of a Product, including post-approval clinical trials or studies.
“Clinical Updates” means (a) a summary of any material updates with respect to the Clinical Trials, including the number of patients currently enrolled in each such Clinical Trial, the number of sites conducting each such Clinical Trial, the material progress of each such Clinical Trial, any material modifications to each such Clinical Trial, any adverse events in the Clinical Trials, (b) written plans to start new Clinical Trials, and (c) investigator brochures for a Product.

“Closing” means the closing of the sale, transfer, assignment and conveyance of the Revenue Participation Right hereunder.
“Closing Date” means the date on which the Closing occurs pursuant to Section 3.1.
“Closing Price” is defined in Section 2.2(a).
“CMC” means chemistry, manufacturing and controls with respect to a Product.
“Combination Product” means:
(a)    a single pharmaceutical formulation (whether co-formulated or administered together via the same administration route) containing as its active ingredients both a Product and one or more other therapeutically or prophylactically active pharmaceutical or biologic ingredients (each an “Other Component”), or
(b)    a combination therapy comprised of a Product and one or more Other Component(s), whether priced and sold in a single package containing such multiple products, packaged separately but sold together for a single price, or sold under separate price points but labeled for use together, in each case, including all dosage forms, formulations, presentations, and package configurations. Drug delivery vehicles, adjuvants and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7). All references to Products in this Agreement shall be deemed to include Combination Products.
“Commercial Updates” means a summary of material updates with respect to the Seller’s and its Affiliates’ and any Licensee’s sales and marketing activities and, if material, commercial manufacturing matters with respect to a Product.
“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of a Product (including the using, importing, selling and offering for sale of such Product), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority, post-launch marketing, promoting, detailing, distributing, selling such Product, importing, exporting or transporting such Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority, Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of a Product.
“Commercially Reasonable Efforts” means the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a commercial-stage public biotechnology company of similar size and resources to Seller (provided that such size and resources shall not decrease below the size and resources of the Seller as of the Closing Date), to develop, manufacture or commercialize, as the case may be, a comparable product for a comparable clinical indication (with respect to market size and commercial opportunity) at a similar stage in its development or product life and of a similar market and potential to a Product, but without regard to the Seller’s financial obligations under this Agreement.
“Confidential Information” is defined in Section 8.1.
“Controlling Agreement” is defined in Section 10.13.
“Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into shares of common capital stock of the Seller; provided, that, (a) the principal amount (or accreted value, if applicable) of such Convertible Bond Indebtedness does not exceed [***] Dollars ($[***]), (b) such Convertible Bond Indebtedness shall be unsecured, (c) no Subsidiary shall Guarantee such Convertible Bond Indebtedness, (d) such Convertible Bond Indebtedness shall not mature, and no scheduled or mandatory principal payments, repayments, prepayments, cash settlements, repurchases, redemptions or sinking fund or like payments (but excluding, for the avoidance of doubt, regularly scheduled cash interest payments and conversion of such Convertible Bond Indebtedness into shares of common capital stock of the Seller in accordance with the terms thereof) of such Convertible Bond Indebtedness shall be required at any time on or prior to the date that is [***] after the Maturity Date as defined in the Credit Agreement, other than upon a “Change of Control”, “fundamental change”, “make-whole fundamental change” or similar event, (e) such Convertible Bond Indebtedness shall (i) not include (A) any financial maintenance covenants or (B) other covenants and defaults that are, taken as a whole, more restrictive on the Seller and its Subsidiaries than the covenants and defaults set forth in the Loan Documents and (ii) have a cash interest rate of less than the greater of (x) [***] percent ([***]%) per annum and (y) such cash interest rate as the Buyer, in its sole discretion, shall approve in writing after the Closing Date, upon the request of the Seller in light of changes to market interest rates for similar convertible notes, (f) such Convertible Bond Indebtedness shall include conversion, redemption and fundamental change provisions that are customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act), (g) such Convertible Bond Indebtedness shall be subordinated in right of payment to the Royalty Payments pursuant to the terms of a subordination, intercreditor, or other similar agreement (or terms of subordination incorporated into the indenture under which such Convertible Bond Indebtedness is issued), in each case, in form and substance, and on terms, approved by the Buyer in writing in its sole discretion, (h) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Convertible Bond Indebtedness or could result therefrom and (i) the Seller shall have delivered to the Buyer a certificate of a responsible financial officer of the Seller certifying as to the foregoing.

“Credit Agreement” means that certain Credit Agreement dated as of the date hereof among the Seller, each Person identified as a “Guarantor” on the signature pages thereto and each other Person that joins as a Guarantor (together with their successors and permitted assigns) (each, a “Guarantor”), each of the Persons identified as a “Lender” on the signature pages thereto and their successors and assigns, and Lender, as administrative agent, and its successors and assigns, as amended, restated, amended and restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), increased, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any indentures, credit facilities, term loan facility or other agreement extending the maturity thereof, refinancing, replacing or otherwise restructuring all or a portion of the Indebtedness under such indentures, credit facilities, term loan facility or other agreement or any successor or replacement indentures, credit facilities, term loan facility or other agreement and whether with the original obligors, agent, lenders, institutional investors or otherwise, and whether provided under the original Credit Agreement or one or more other credit or other agreements or indentures, and any agreement (and related document) governing Indebtedness incurred to refinance, in whole or in part, the borrowings, other extensions of credit and commitments then outstanding or permitted to be outstanding under such debt facilities or successor debt facilities, whether by the same or any other obligor, issuer, agent, lender or group of lenders (or institutional investors).
“[***]”
“Default” means any event or condition that constitutes an Event of Default under the Loan Documents or that, with the giving of any notice, the passage of time, or both, would be an Event of Default under the Loan Documents.
“Disclosing Party” is defined in Section 8.1.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.
“Distributor” means a Third Party that (a) purchases or has the option to purchase any Product in finished form from or at the direction of the Seller or any of its Affiliates, (b) has the right, option or obligation to distribute, market and sell such Product (with or without packaging rights) in one or more regions, and (c) is not a Licensee. The term “packaging rights” in this definition will mean the right for the Distributor to package or have packaged Product supplied in unpackaged bulk form into individual ready-for-sale packs.
“EMA” means the European Medicines Agency, or any successor agency thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Event of Default” shall have the meaning set forth in the Credit Agreement.
“Existing Patent Rights” is defined in Section 4.1(k)(i).

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.
“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
“Final Marketing Approval” means a determination by the FDA, following completion of the PACIFICA Clinical Trial, to maintain Marketing Approval of NDA #208712 for the Approved Indication, and the FDA has not materially reduced or restricted the scope of its original Marketing Approval.
“First Commercial Sale” means, with respect to a Product, the first sale for use or consumption by an enduser of such Product in the United States after Marketing Approval of such Product has been granted in the United States, or such marketing and sale is otherwise permitted, by the FDA.
“GAAP” means generally accepted accounting principles in the United States in effect from time to time.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), (b) any lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such lien) or (c) any direct or indirect liability, contingent or not, of that Person for (i) any obligations for undrawn letters of credit for the account of that Person or (ii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” is defined in the definition of the Credit Agreement.
“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Gross Sales” is defined in the definition of “Net Sales”.
“Improvements” means any improvement, invention or discovery relating to a Product (other than with respect to a new composition of matter), including the formulation, or the method of manufacture of a Product.
“In-License” means any license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license or a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is necessary for the research, development, manufacture, use or Commercialization of a Product.
“Indebtedness” of any Person means any indebtedness for borrowed money, any obligation evidenced by a note, bond, debenture or similar instrument, or any guarantee of any of the foregoing.
“Indemnified Party” is defined in Section 7.2.
“Indemnifying Party” is defined in Section 7.2.
“Intellectual Property Product Rights” means any and all of the following as they exist in the United States at any time: (a) the Patent Rights; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, with respect to any Product; (c) rights in all Know-How necessary for the development, manufacture or Commercialization of any Product; and (d) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing, as necessary for the development, manufacture or Commercialization of a Product.
“Intellectual Property Rights” means any and all of the following as they exist in the United States at any time: (a) the Patent Rights and (b) the Know-How Rights.

“Intellectual Property Updates” means an updated list of the Patent Rights, including any new Patents issued or filed, amended or supplemented, relating to a Product in the United States or any abandonments or other termination of prosecution with respect to any of the Patent Rights, and any other material information or developments with respect to the Intellectual Property Rights.
“Intercreditor Agreement” means that certain Intercreditor Agreement by and among Lender, the Seller and the Buyer, and acknowledged and agreed to by the Seller and any future Guarantor, in substantially the form attached hereto as Exhibit B, as amended, amended and restated, supplement and otherwise modified from time to time in accordance with the terms thereof.
“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.
“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).
“Know-How Rights” means any and all Know-How owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses necessary for the development, manufacture, or Commercialization of a Product.
“Knowledge of the Seller” means the actual knowledge of the individuals listed on Schedule 1.1 of the Disclosure Schedule, after reasonable due inquiry.
“Lender” means Drug Royalty III LP 2, a Delaware limited partnership, together with its successors in such capacity.
“License Revenue” means any payments or other consideration in any form received by Seller or any of its Affiliates from a Licensee or any of its Affiliates or sublicensees under or pursuant to an Out-License of any rights relating to Pacritinib or any sublicense under or other agreement ancillary to such Out-License, or payments received by Seller or any of its Affiliates from a Third Party in lieu of any of the foregoing payments, in each case, except for:
(a)    payments or grants received from a commercial or non-commercial Third Party, specifically to cover future reasonable, documented fully-burdened costs incurred by or on behalf of Seller or any Affiliate after the execution of such Out-License directly attributable to the performance of research and development of Pacritinib, which costs are expressly covered by the Licensee under such Out-License;

(b)    equity investments in Seller or any Affiliate to the extent priced at or below fair market value, provided that in the case of common stock or its equivalent, fair market value shall be the greater of: (i) the last reported closing price of Seller’s common stock on Nasdaq, or (ii) the 30-day volume-weighted average price of Seller’s common stock;
(c)    loans received as part of a debt financing for so long as an obligation of repayment exists, provided that if at the time any such debt becomes due, the amount of such debt that is forgiven, and, for accounting or Tax purposes (in accordance with GAAP), is booked as income to Seller or its Affiliates, then such amount shall be deemed License Revenue hereunder;
(d)    loans received where Pacritinib forms part of the security package provided for the loan for so long as an obligation of repayment exists; provided that at the time any such debt becomes due, the amount of such debt that is forgiven, and, for accounting or Tax purposes (in accordance with GAAP), is booked as income to Seller or its Affiliates, shall be deemed License Revenue hereunder;
(e)    Tax credits or Tax receipts; and
(f)    sales or supply of Product inventory at or below Seller’s actual cost of goods sold, provided, however that any mark-up from, or other amounts in excess of, the Seller’s cost of goods sold for such inventory shall be License Revenue.
Notwithstanding any provision in this Agreement to the contrary, “License Revenue” shall include, without limitation, any upfront payment, license signing fee, license maintenance fee, minimum royalty payment in excess of earned royalties, option fee, lump sum payment, distribution fee, joint marketing fee, profit share, milestone payment, and other payments. In the event Seller or its Affiliate(s) receives non-monetary consideration, License Revenue shall be calculated based on the fair market value of such consideration at the time of the transaction (where fair market value shall be determined by agreement of the parties or by an independent appraiser mutually agreeable to the parties), assuming an arm’s length transaction made in the ordinary course of business. To the extent that Seller makes any offsetting payments to a Licensee (such as a true-up payment) that are specifically permitted pursuant to the Out-License (not entered into in violation of this Agreement) with such Licensee, then the License Revenue under such Out-License shall be calculated net of such payments. Without limiting clauses (a) through (f) above, to the extent that Seller permits any Licensee to set off any payments payable pursuant to the Out-License with such Licensee against any amounts payable by Seller to such Licensee, then the License Revenue under such Out-License shall include all such payments payable to Seller under such Out-License without giving effect to any such setoff.

“Licensee” means, with respect to any Product, a Third Party to whom the Seller or any Affiliate of the Seller has granted a license or sublicense to Commercialize such Product. For clarity, a Distributor shall not be deemed to be a “Licensee.”
“Licensee Reports” is defined in Section 6.7(c).
“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.
“Loan Documents” means (a) the Credit Agreement, and (b) each other “Loan Document” or such similar term as defined in the Credit Agreement, in each case as amended, restated, amended and restated, modified or otherwise supplemented from time to time.
“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.
“Loss of Market Exclusivity” shall mean the later to occur of: (a) the expiration of the last-to-expire Valid Claim of a Patent Right covering such Product in the United States; and (b) the expiry of all Regulatory Exclusivity Periods for such Product in the United States.
“Major Stock Exchange” means the NYSE, NASDAQ, Tokyo Stock Exchange, Euronext, or the stock exchanges of Toronto, Frankfurt, or London.
“Marketing Approval” means, an NDA approved by the FDA (including accelerated approval). For clarity, “Marketing Approval” shall not include pricing and reimbursement approvals.
“Marketing Approval Deadline” means 5:00 pm E.T. May 2, 2022.
“Material Adverse Effect” means (a) an adverse effect in any material respect on the timing, duration or amount of the Royalty Payments, (b) a material adverse effect on (i) a Product, (ii) any of the Orange Book Patents, including the Seller’s rights in or to any Orange Book Patents, (iii) any Marketing Approval of a Product or the timing thereof, (iv) the legality, validity or enforceability of any provision of this Agreement, (v) the ability of the Seller to perform any of its obligations under this Agreement, (vi) the rights or remedies of the Buyer under this Agreement, or (vii) the business of the Seller or its Affiliates or (c) an adverse effect in any material respect on the Revenue Participation Right, the Product Collateral, or the Back-Up Security Interest.
“Minimum Return Date” means the earliest of the following dates: (a) the date on which the trailing twelve (12) months of Product sales equals at least Two Hundred Million Dollars ($200,000,000); (b) the date on which Seller’s market capitalization (determined on an as-is converted basis) is at least One Billion Dollars ($1,000,000,000) for twenty (20) consecutive trading days on a Major Stock Exchange; or (c) the date on which the aggregate amount of all Royalty Payments received by Buyer from Seller equals the Purchase Price actually received by Seller.
“Milestones” is defined in Section 2.2(c).
“Milestone Payments” is defined in Section 2.2(c).
“NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the FD&C Act with respect to a pharmaceutical product.
“Net Sales” means, with respect to each Product, the gross amount invoiced, billed or otherwise recorded for sales of such Product in the United States by or on behalf of the Seller, its Affiliates, any Distributor, any Licensee of the Seller or any of the Seller’s Affiliates (each of the foregoing Persons, for purposes of this definition, shall be considered a “Related Party”) to a Third Party in an arms-length transaction (“Gross Sales”), less the following amounts incurred in connection with such Product sales in the U.S., to the extent actually incurred or accrued in accordance with generally accepted accounting principles consistently applied, and not reimbursed by such Third Party, provided, that any given amount may be taken as a permitted deduction only once:
(A)    reasonable and customary rebates, chargebacks, quantity, trade and similar discounts, credits and allowances and other price reductions reasonably granted, allowed, incurred or paid in so far as they are applied to sales of a Product;
(B)    discounts (including cash, quantity, trade, governmental, and similar discounts), coupons, retroactive price reductions, charge back payments and rebates granted to managed care organizations or to federal, state and local governments, or to their agencies (including payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers” specific to a Product), in each case, as applied to sales of a Product and actually given to customers;
(C)    reasonable and customary credits, adjustments, and allowances, including those granted on account of price adjustments, billing errors, and damage, Product otherwise not in saleable condition, and rejection, return or recall of a Product;
(D)    reasonable and customary freight and insurance costs incurred with respect to the shipment of a Product to customers, in each case if charged separately and invoiced to the customer;
(E)    customs duties, surcharges and other similar governmental charges incurred in connection with the exportation or importation of a Product to the extent included in the gross amount invoiced;

(F)    sales, use, value-added, excise, turnover, inventory and other similar Taxes (excluding income Taxes), and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law, in each of the foregoing cases, that Seller allocates to sales of a Product in accordance with Seller’s standard policies and procedures consistently applied across its products, as adjusted for rebates and refunds, imposed in connection with the sales of a Product to any Third Party, to the extent such Taxes are not paid by the Third Party;
(G)    actual copayment waiver amounts uncollected or uncollectible debt amounts with respect to sales of a Product, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;
(H)    reasonable, customary and documented out of pocket amounts directly relating to co-pay programs, bridging programs or other similar patient assistance programs which may be implemented from time to time by the Seller; and
(I)    other similar or customary deductions taken in the ordinary course of business as permitted in calculating net sales or net revenue (as applicable) under generally accepted accounting principles consistently applied. For the avoidance of doubt, such deductions shall not include any amount that is treated as an operating expense for the U.S. federal income tax purposes.
Notwithstanding anything herein to the contrary, in determining the gross amount invoiced, billed or otherwise recorded for sale of any Product in the United States by any Distributor, in no event shall such gross amount exceed the gross amount invoiced, billed or otherwise recorded for sale of such Product by the Seller, its Affiliates or any Licensee of the Seller or any of the Seller’s Affiliates to such Distributor, except to the extent of any such excess that is paid by such Distributor to the Seller, its Affiliates or any Licensee of the Seller or any of the Seller’s Affiliates, which excess shall be included in such gross amount.
“Net Sales” shall also include monetary damages recovered by Seller from a Third Party to the extent permitted, and treated as “Net Sales,” under Section 6.5(e)(iii). For clarity, “Net Sales” will not include (i) sales or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, compassionate use, named patient use or indigent or other similar programs, reasonable quantities of Products used as samples, and Products used in the development of Products, (ii) sales or dispositions between any of the Related Parties (unless a Related Party is the final end-user of such Product), but will include subsequent sales or dispositions of Products to a non-Related Party, (iii) License Revenue (other than royalties from the sale of any Product in the United States by a Licensee that is required under any Permitted Out-License to be paid to Buyer as Royalty Payments in accordance with Section 2.1(c) herein, provided, if paid directly to Buyer in accordance with the terms herein shall not be double-counted as Net Sales under this

Agreement), or (iv) any amounts or other consideration received by a Related Party from a Licensee, Distributor, or a nonRelated Party in consideration of the grant of a co-promotion or distribution right to such nonRelated Party.
With respect to sales of a Product invoiced in U.S. dollars, Net Sales shall be determined in U.S. dollars. If applicable, with respect to sales of a Product invoiced in a currency other than U.S. dollars, Net Sales shall be determined by converting the currencies at which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with the Seller’s or a Licensee’s, as applicable, method for calculating rates of exchange in the preparation of the Seller’s or such Licensee’s annual financial statements in accordance with generally accepted accounting principles consistently applied.
Net Sales for any Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is the weighted average invoice price of a Product contained in such Combination Product when sold separately during the applicable accounting period in which the sales of the Combination Product were made, and “B” is the combined weighted average invoice prices of all of the Other Components contained in such Combination Product sold separately during such same accounting period. If a Product contained in such Combination Product is not sold separately in finished form, the Seller and the Buyer shall determine Net Sales for such Product by mutual agreement based on the relative contribution of such Product and each such other active ingredient in such Combination Product in accordance with the above formula, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period.
“Obligations” means “Obligations” or such similar term as defined in the Credit Agreement.
“Opinion” is defined in Section 5.1(j).
“Orange Book” means the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” as may be amended from time to time.
“Orange Book Patents” means the Patents listed in the Orange Book by Seller, its Affiliates or Licensees in connection with Pacritinib.
“Other Component” is defined in the definition of “Combination Products”.
“Other Intercreditor Agreement” means an intercreditor agreement, among, the Buyer, the Seller and the administrative agent, trustee or representative under any secured Indebtedness incurred by the Seller and/or any Subsidiary or any agent, representative or trustee acting on behalf of such holders, on substantially the same terms as the Intercreditor Agreement, as amended, amended and restated, supplement and otherwise modified from time to time in accordance with the terms thereof.

“Out-License” means each license or other agreement between the Seller or any of its Affiliates and any Third Party (other than Distributors) pursuant to which the Seller or any of its Affiliates grants a license or sublicense of any Intellectual Property Right to market, detail, promote, sell or secure reimbursement of a Product.
“PACIFICA Clinical Trial” means the Phase 3 Clinical Trial having study ID PAC203 North America; PAC303 ex-North America, titled, “A Randomized, Controlled Phase 3 Study of Pacritinib Versus Physician’s Choice in Patients With Primary Myelofibrosis, Post Polycythemia Vera Myelofibrosis, or Post-Essential Thrombocythemia Myelofibrosis With Severe Thrombocytopenia (Platelet Count <50,000/μL) (PACIFICA).”
“Pacritinib” means the drug substance pacritinib, described on Exhibit A hereto, [***].
“Patents” means any and all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.
“Patent Rights” means any and all Patents owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses necessary or reasonably useful in the development, manufacture, use, marketing, promotion, sale or distribution of a Product, as well as existing or future Patents covering any Improvements.
“Permitted Contingent Obligations” means (a) Guarantees resulting from endorsements for collection or deposit in the ordinary course of business; (b) Guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed [***] in the aggregate at any time outstanding; (c) Guarantees arising under indemnity agreements with title insurers; (d) Guarantees arising with respect to customary indemnification obligations in favor of purchasers in connection with sales, transfers, licenses, leases or other dispositions of personal property assets permitted under the Loan Documents; (e) Guarantees arising under the Loan Documents; and (f) Guarantees existing or arising in connection with any security deposit or letter of credit obtained for the sole purpose of securing a lease of real property, or in connection with ancillary bank services such as a corporate credit card facility, provided that the aggregate face amount of all such security deposits, letters of credit and ancillary bank services does not at any time exceed [***] in the aggregate at any time outstanding.
“Permitted Indebtedness” is defined in the definition of “Restricted Indebtedness”.

“Permitted License” is defined in Section 6.7(a).
“Permitted Liens” means the following:
(a)    Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(b)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
(c)    Liens on property existing at the time of acquisition of such property provided that such liens were in existence prior to such acquisition and not incurred in contemplation thereof;
(d)    Permitted Licenses, including any interest or title of a licensee under a Permitted License;
(e)    Liens under the Loan Documents;
(f)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(g)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not materially interfere with the ordinary conduct of the business of the applicable Person;
(i)    licenses, sublicenses, leases or subleases granted to others in the ordinary course of business or otherwise and not interfering in any material respect with the Revenue Participation Right, the Product Rights, the Product Collateral, or the Back-Up Security Interest;

(j)    any interest of title of a lessor under, and Liens arising from any protective UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;
(k)    normal and customary banker’s liens and rights of setoff upon deposits of cash in favor of banks or other depository institutions;
(l)    Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;
(m)    Liens of sellers of goods to the Seller and any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and
(o)    cash collateral securing letters of credit permitted under clause (f) of the definition of Permitted Contingent Obligations.
“Permitted Out-License” means any Out-License with (i) a Third Party in respect of the Commercialization of a Product solely outside of the United States; or (ii) a Permitted Third Party in respect of the Commercialization of a Product in the United States, in each case subject to the terms of this Agreement.
“Permitted Purchaser” means any Permitted Third Party who acquires rights to Pacritinib in a Permitted Sale.
“Permitted Sale” means a Sale to a Permitted Purchaser, subject to the requirements of this Agreement.
“Permitted Third Party” means a Third Party with a market capitalization (determined on an as-is converted basis) of at least [***] Dollars ($[***]) for [***] consecutive trading days on a Major Stock Exchange (as measured on the date immediately preceding the effective date of the applicable Permitted Out-License or definitive agreement for a Permitted Sale, as may be applicable).
“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.
“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.
“Product” means any and all products of Seller, its Affiliates or Licensees incorporating Pacritinib.

“Product Collateral” means the Seller’s rights, title and interests in (a) all Products (including all inventory of all Products), (b) the Product Rights owned, licensed or otherwise held by the Seller, and (c) any proceeds from either (a) or (b) above, including all accounts receivable and general intangibles resulting from the sale, license or other disposition of all Products by the Seller or its Licensees.
“Product Rights” means any and all of the following, as they exist in the United States (a) Intellectual Property Product Rights, (b) regulatory filings, submissions and approvals, including Marketing Approvals, with or from any Regulatory Authorities with respect to the Products, (c) In-Licenses and (d) Out-Licenses.
“Purchase Price” is defined in Section 2.2(c).
“Quarterly Payment Date” means each February 15, May 15, August 15 and November 15 following the end of the first Calendar Quarter after the Closing Date; provided that, if any such date is not a Business Day, the Quarterly Payment Date shall be the next succeeding Business Day, in each case upon which date the Royalty Payment is required to be paid in accordance with Section 6.2 hereof.
“Receiving Party” is defined in Section 8.1.
“Regulatory and IP Semi-Annual Report” is defined in Section 6.1.
“Regulatory Authority” means any national or supranational governmental authority, including the FDA, the EMA or such equivalent regulatory authority, or any successor agency thereto, that has responsibility in granting a Marketing Approval.
“Regulatory Exclusivity Period” shall mean, with respect to a Product in the United States, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by law or by a Regulatory Authority that confers exclusive marketing rights with respect to such Product or prevents another party from using or otherwise relying on any data supporting the Marketing Approval for such Product.
“Regulatory Updates” means a summary of any and all material information and developments that materially impact a Product with respect to any regulatory filings or submissions made to any Regulatory Authority.
“Related Party” is defined in the definition of “Net Sales”.
“Report” is defined in Section 6.1.
“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.
“Restricted Indebtedness” mean any financing, sale, or loan of royalties on the Products, or any Indebtedness, in each case other than the following (collectively “Permitted Indebtedness”):
(a)    true sales of royalty interests in one or more transactions similar to those contemplated under this Agreement and in connection with such true sale Seller or its Affiliates do not grant (or purport to grant) any Lien on the Royalty Payments, the Revenue Participation Right or the Product Collateral;
(b)    while amounts remain outstanding under the Credit Agreement (and without duplication of any other Permitted Indebtedness set forth in clauses (b) through (j) herein), Indebtedness permitted under Section 8.03 of that certain Credit Agreement dated as of the date hereof among the Seller, each Person identified as a “Guarantor” on the signature pages thereto and each other Person that joins as a Guarantor (together with their successors and permitted assigns), each of the Persons identified as a “Lender” on the signature pages thereto and their successors and assigns, and Lender, as administrative agent, and any other “Loan Documents” (as defined therein);
(c)    Indebtedness of the Seller and its Subsidiaries existing on the date hereof and renewals, refinancings and extensions thereof; provided that no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing except by an amount equal to unpaid accrued interest and premium thereon and fees, commissions and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such refinancing;
(d)    intercompany Indebtedness between and among the Seller and its Subsidiaries or between and among Subsidiaries of the Seller;
(e)    obligations (contingent or otherwise) of the Seller or any of its Subsidiaries existing or arising under any Swap Contract, provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;
(f)    purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Seller or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided, that, (i) no default or “Event of Default” has occurred under the Loan

Documents (or, in the event the Indebtedness under the Credit Agreement has been paid off and Seller has outstanding Indebtedness, such similar term under the agreement governing such secured Indebtedness and such purchase money Indebtedness shall be tested at the time of incurrence thereof) and is continuing both immediately prior to and after giving effect thereto, (ii) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of [***] Dollars ($[***]) at any one time outstanding, (iii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, and (iv) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees, commissions and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such refinancing;
(g)    other unsecured Indebtedness hereafter incurred by the Seller or any of its Subsidiaries in an aggregate amount not to exceed [***] Dollars ($[***]) at any one time outstanding;
(h)    Permitted Contingent Obligations;
(i)    Indebtedness incurred in the ordinary course of business not to exceed [***] Dollars ($[***]) in the aggregate at any time outstanding owed to any Person providing property, casualty, liability, or other insurance to the Seller or any of its Subsidiaries, including to finance insurance premiums, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such policy year;
(i)    At any time when the Loan Documents are not outstanding, Indebtedness not to exceed the greater of (i) [***] Dollars ($[***]) or (ii) an amount equal to the product of [***] multiplied by the amount equal to the trailing [***] of Product sales, provided in either case of clause (i) or (ii), as may be applicable, the total outstanding Indebtedness of Seller cannot exceed the product of [***] multiplied by the amount equal to the trailing [***] of Product sales; and
(j)    Convertible Bond Indebtedness.
In the interest of clarity and to avoid ambiguity, each of the limitations in the above clauses (c) through (j) with respect to Permitted Indebtedness apply without out duplication of amount permitted in either the Credit Agreement or clause (b) above.
“Revenue Participation Right” means the right to receive the Royalty Payments.

“Royalty Payments” means, for each Calendar Quarter, an amount equal to the aggregate Net Sales of Products in the United States during such Calendar Quarter multiplied by the applicable Royalty Rate.
“Royalty Rate” means the percentage based on the applicable level of aggregate Net Sales of Products in the United States in a calendar year as set forth in the chart below:

Payment Tiers based on Annual Net Sales	Royalty Rate
A. Annual Net Sales less than $125,000,000	9.60%
B. Annual Net Sales equal to or greater than $125,000,000 and less than $175,000,000	4.50%
C. Annual Net Sales equal to or greater than $175,000,000 and less than $400,000,000	0.50%
D. Annual Net Sales greater than or equal to $400,000,000	0%

The Royalty Rates above are incremental rates, which apply only for the respective increment of annual Net Sales described in the “Payment Tiers based on Annual Net Sales” column.

“Royalty Report” is defined in Section 6.2(b).
“Sale” means any sale, transfer, assignment or other disposition, not constituting an Out-License, of any rights relating to Pacritinib.
“SEC” means the Securities and Exchange Commission.
“Second Tranche Deadline” is defined in Section 2.2(b).
“Second Tranche Milestone” is defined in Section 2.2(b).
“Second Tranche Milestone Payment” is defined in Section 2.2(b).
“Securities Act” means the Securities Act of 1933.
“Seller” is defined in the preamble. References to the Seller herein shall be deemed to include any assignee of the Seller pursuant to Section 10.4.
“Seller Certificate” is defined in Section 5.1(k).
“Seller Indemnified Parties” is defined in Section 7.1(b).
“Subsidiary” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Seller directly or indirectly through one or more intermediaries. For purposes hereof, the Seller shall be deemed to control a partnership, limited liability company, association or other business entity if the Seller, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.
“SVB” means Silicon Valley Bank, a California corporation.
“SVB Credit Agreement” means that certain Loan and Security Agreement, dated as of November 28, 2017 as amended on May 17, 2018, by and among the Seller, the Subsidiaries of the Seller from time to time, and SVB.
“SVB Indebtedness” means all Indebtedness or other obligations of the Seller and its Subsidiaries outstanding under the SVB Loan Documents.
“SVB Loan Documents” means the SVB Credit Agreement and all other agreements and documents entered into in connection therewith.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
“Third Party” means any Person that is not the Seller or the Seller’s Affiliates.
“Third Tranche Deadline” is defined in Section 2.2(c).
“Third Tranche Milestone” is defined in Section 2.2(c).
“Third Tranche Milestone Payment” is defined in Section 2.2(c).
“Transaction Documents” means this Agreement, the Intercreditor Agreement, any Other Intercreditor Agreement, and any other transaction document contemplated by this Agreement.
“U.S. Marketing Approval” is defined in Section 5.1(a).
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the Back-Up Security Interest or any portion thereof granted pursuant to Section 2.1(b) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.
“UCC Financing Statements” means the UCC-1 financing statements, in form and substance reasonably satisfactory to Buyer and Seller, that shall be filed by Buyer, with the assistance of the Seller as reasonably requested by the Buyer, at or promptly following the Closing, as well as any additional UCC-1 financing statements or amendments thereto as reasonably requested from time to time, to perfect Buyer’s security interest in the Revenue Participation Right and Product Collateral.
“Valid Claim” shall mean: (a) any claim of an issued and unexpired Patent included within the Patent Rights, that shall not have been withdrawn, lapsed, abandoned, revoked, canceled or disclaimed, or held invalid or unenforceable by a court, Governmental Entity, national or regional patent office or other appropriate body that has competent jurisdiction in a decision being final and unappealable or unappealed within the time allowed for appeal; and (b) a claim of a pending Patent application included within the Patent Rights that is filed and being prosecuted in good faith and that has not been finally abandoned or finally rejected and which has been pending for no more than [***] years from the date of filing of the earliest Patent application to which such pending Patent application claims priority.

Section 1.2    Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:
(a)    “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;
(b)    “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;
(c)    “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(d)    references to a Person are also to its permitted successors and assigns;
(e)    definitions are applicable to the singular as well as the plural forms of such terms;
(f)    references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;
(g)    references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and
(h)    references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
ARTICLE 2

PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT
Section 2.1    Purchase, Sale and Assignment.
(a)    At the Closing and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Buyer, without recourse (except as expressly provided herein), and the Buyer shall purchase, acquire and accept from the Seller, the Revenue Participation Right, free and clear of all Liens. Immediately upon the sale to the Buyer by the Seller of the Revenue Participation Right pursuant to this Section 2.1, all of the Seller’s right, title and interest in and to the Revenue Participation Right shall terminate, and all such right, title and interest shall vest in the Buyer, free and clear of all Liens.

(b)    It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right. The Seller has reviewed the Opinion, including the factual assumptions contained therein, and the Seller agrees that the factual assumptions set forth in the Opinion are true and correct in all material respects. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose (other than for accounting purposes) characterized as, a loan from the Buyer to the Seller or a pledge, a security interest, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. Each of the Seller and the Buyer hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Right as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Buyer, as security for the payment of amounts to the Buyer equal to the sum of the Purchase Price (including a market rate of return thereon) less all Royalty Payments received by the Buyer pursuant to this Agreement, a first priority security interest in and to all right, title and interest in, to and under the Revenue Participation Right and the Royalty Payments and a security interest in and to all right, title and interest in, to and under the Product Collateral, and the Seller does hereby authorize the Buyer, from and after the Closing, to file UCC Financing Statements, and continuation statements with respect to such financing statements when applicable meeting the requirements of applicable law, in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest (the “Back-Up Security Interest”) (or, in respect of any subsequent Permitted Out-License or Permitted Sale, in each case with respect to Commercialization of a Product in the U.S., a first priority security interest in and to all right, title and interest in, to and under the Revenue Participation Right and the Royalty Payments) and naming the Seller as the debtor and the Buyer as the secured party in respect to the Revenue Participation Right.
(c)    Notwithstanding any provision in this Agreement to the contrary, as a condition of entering into any agreement or arrangement with any Licensee, Permitted Purchaser or other Related Party in respect of any Permitted Out-License or Permitted Sale, in each case with respect to Commercialization of a Product in the U.S., the Seller shall take such actions as are reasonably necessary to ensure that (A) such Licensee, Permitted Purchaser or other Related Party, as may be applicable, is contractually obligated to (i) make all payments to Seller to be collected by Seller on behalf of Buyer for Net Sales based on the Royalty Rates set forth herein that would otherwise constitute Royalty Payments payable by Seller to Buyer on Net Sales under this Agreement to the same extent as Seller is bound hereunder, (ii) include in any agreement(s) with such Licensee, Permitted Purchaser or other Related Party that the Buyer is an intended third party beneficiary under such agreement with respect to such obligations to pay Seller on behalf of Buyer such payments, (iii) such Licensee, Permitted Purchaser or other Related Party shall take such actions as reasonably necessary, and cooperate with Buyer in accordance with Article 6, to ensure that Buyer’s right to the foregoing payments shall be assigned to Buyer to the same extent as provided in Section 2.1 sufficient to provide Buyer a first priority security interest in and to all right, title and interest in, to and under the Revenue Participation Right and the Royalty Payments, and to ensure that the Buyer has any necessary authorizations to file UCC Financing Statements, and continuation statements with respect to such financing statements (when applicable, and meeting the requirements of applicable law), in such manner and such jurisdictions as are reasonably necessary or appropriate to perfect such security interest, including, but not limited to, obtaining all necessary consents from such Licensee, Permitted Purchaser or other Related Party to naming such Licensee, Permitted Purchaser or other Related Party as a debtor and Buyer as a secured party, and otherwise taking all of the actions set forth in Section 2.1(b) in order for Buyer to perfect such security interest.
Section 2.2    Purchase Price; Milestone Payments. Upon the terms and subject to the conditions of this Agreement, the Buyer agrees to pay the purchase price as consideration to the Seller for the sale, transfer, assignment and conveyance of the Revenue Participation Right to the Buyer as follows:
(a)    Sixty Million Dollars ($60,000,000) in cash, payable in accordance with Section 3.2 (the “Closing Price”).
(b)    [***] Dollars ($[***]) in cash (the “Second Tranche Milestone Payment”), payable [***] after (i) the Seller’s delivery to the Buyer of written confirmation of achievement of Net Sales of at least [***] Dollars ($[***]) (the “Second Tranche Milestone”) for any period of [***] consecutive Calendar Quarters ended on or before [***], 2023 (the “Second Tranche Deadline”), and (ii) Seller shall have paid all Royalty Payments then due and payable; provided that, in the event that the Second Tranche Milestone shall not have been achieved by the Second Tranche Deadline, then Buyer’s obligation to pay the Second Tranche Milestone Payment shall terminate.
(c)    [***] Dollars ($[***]) in cash (the “Third Tranche Milestone Payment”, and together with the Second Tranche Milestone Payment, the “Milestone Payments”, and together with the Closing Price, and to the extent each Milestone Payment or any Milestone Payment is actually paid to the Seller, the “Purchase Price”), payable [***] days after (i) the

Seller’s delivery to the Buyer of written confirmation of achievement of Net Sales of at least [***] Dollars ($[***]) (the “Third Tranche Milestone” , and together with the Second Tranche Milestone, the “Milestones”) for of any period of [***] consecutive Calendar Quarters ended on or before [***], 2023 (the “Third Tranche Deadline”), and (ii) Seller shall have paid all Royalty Payments then due and payable; provided that, in the event that the Third Tranche Milestone shall not have been achieved by the Third Tranche Deadline, then Buyer’s obligation to pay the Third Tranche Milestone Payment shall terminate.
Section 2.3    No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Revenue Participation Right and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Seller or its Affiliates.
ARTICLE 3

CLOSING
Section 3.1    Closing. Subject to the satisfaction of the conditions set forth in ARTICLE 5, the Closing shall take place remotely via the exchange of documents and signatures on the date hereof, subject to the satisfaction or waiver of the conditions set forth in ARTICLE 5 (other than those conditions that by their nature are to be satisfied at the Closing).
Section 3.2    Payment of Closing Price. At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Closing Price to the Seller by electronic funds transfer or wire transfer of immediately available funds to one or more accounts specified by the Seller.
Section 3.3    Bill of Sale. At the Closing, upon confirmation of the receipt of the Closing Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Revenue Participation Right in form attached hereto as Exhibit C.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES
Section 4.1    Seller’s Representations and Warranties. Except as set forth on the Disclosure Schedules attached hereto, the Seller represents and warrants to the Buyer that as of the date hereof:
(a)    Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)    Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.
(c)    Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(d)    No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Seller, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Seller or the Revenue Participation Right or (iii) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Seller or the Revenue Participation Right.
(e)    Consents. Except for the consents that have been obtained on or prior to the Closing, the UCC financing statements contemplated by Section 2.1(b), or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.
(f)    No Litigation. Other than as disclosed in any current or periodic filing made by the Seller with the SEC, neither the Seller nor any of its Subsidiaries is a party to, and has not received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, no such action, suit, investigation or proceeding has been threatened against the Seller, that, individually or in the aggregate, has had or would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(g)    Compliance.
(i)    All applications, submissions, information and data related to a Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller were true and correct in all material respects as of the date of such submission or request, and, to the Knowledge of the Seller any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.
(ii)    Neither the Seller nor any of its Subsidiaries has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or EMA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable laws or regulations.
(iii)    Neither Seller, its Subsidiaries, or to the Knowledge of the Seller, any Third Party acting on behalf of Seller, has used in any capacity the services of a person debarred, excluded or disqualified (or convicted of any crime or engaged in any conduct for which debarment, exclusion or disqualification is mandated) under 21 U.S.C. § 335a.
(iv)    The Seller has provided to the Buyer prior to the date hereof in a data room available to the Buyer true and correct copies (other than the NDA for which Seller has provided Buyer a materially true and correct summary) of all material written communications sent or received by the Seller and any of its Affiliates to or from any Regulatory Authorities that relate to each Product since June 30, 2019, including but not limited to any written reports or other written communications received from a Governmental Entity that would indicate that any Regulatory Authority (A) is likely to reject, condition, or delay any application for Marketing Approval, or (B) is likely to pursue any material compliance actions against the Seller
(v)    Pacritinib has not been the subject of a prior Marketing Approval in the United States.
(h)    Licenses.
(i)    In-Licenses. There are no In-Licenses.
(ii)    Out-Licenses. There are no Out-Licenses.
(i)    No Liens; Title to Revenue Participation Right. None of the (i) property or assets, in each case, that specifically relate to a Product, other than Intellectual Property

Rights, of the Seller or any of its Subsidiaries is subject to any Lien, except for Permitted Liens, and (ii) Intellectual Property Rights that specifically relate to a Product of the Seller or any of its Subsidiaries is subject to any Lien. The Seller has the full right to sell, transfer, convey and assign to Buyer all of the Seller’s rights and interests in and to the Revenue Participation Right being sold, transferred, conveyed and assigned to Buyer pursuant to this Agreement without any requirement to obtain the consent of any Person, except for the consents that have been obtained on or prior to the Closing. The claims and rights of Buyer created by this Agreement in and to the Revenue Participation Right and any other Product Collateral are not subordinated to any creditor of the Seller or any other Person. Upon the Closing, the Buyer will have acquired good and marketable title to the Revenue Participation Right, free and clear of all Liens.
(j)    Manufacturing; Supply. All Products have, since June 30, 2019, been manufactured, transported, stored and handled in all material respects in accordance with applicable law and with good manufacturing practices. Since June 30, 2019, neither the Seller nor any Affiliate of the Seller has experienced any significant failures in the manufacturing or supply of any Product. The Seller has on hand or has made adequate provisions to secure sufficient clinical quantities of all Products to complete all clinical trials and all activities required for Marketing Approvals, in each case, that are ongoing or planned as of the date hereof. The Seller has on hand or has made adequate provisions to secure sufficient quantities of the Product to support the commercial launch of Products in the United States.
(k)    Intellectual Property.
(i)    Schedule 4.1(k)(i) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights (the “Existing Patent Rights”). The Seller is the sole and exclusive owner of all of the Existing Patent Rights. Schedule 4.1(k)(i) of the Disclosure Schedule specifies as to each listed patent or patent application the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent or application numbers. To the Knowledge of the Seller, no other Patents are necessary to make, have made, offer to sell, sell, have sold, use, import, distribute, commercialize or market a Product in the United States.
(ii)    Neither Seller nor any of its Subsidiaries is a party to any pending and, to the Knowledge of the Seller, there is no threatened, litigation, interference, reexamination, opposition or like procedure involving any of the Existing Patent Rights.
(iii)    All of the issued patents within the Existing Patent Rights are (A) to the Knowledge of the Seller, valid and enforceable, and (B) in full force and effect. None of the issued patents within the Existing Patent Rights have lapsed, expired or otherwise terminated. Neither Seller nor any of its Subsidiaries has received any written notice relating to the lapse, expiration or other termination of any of the issued patents within the Existing Patent Rights, and neither Seller nor its Subsidiaries has received any written legal opinion that alleges that, an issued patent within any of the Existing Patent Rights is invalid or unenforceable.
(iv)    Neither Seller nor any of its Subsidiaries has received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the Existing Patent Rights who is not a named inventor thereof.
(v)    Neither Seller nor its Affiliates has received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller in and to, or the patentability, validity or enforceability of, any of the Existing Patent Rights, or asserting that the development, manufacture, importation, sale, offer for sale or use of a Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights.
(vi)    To the Knowledge of the Seller, the discovery, development manufacture, importation, sale, offer for sale or use of each Product, in each case in the form such Product exists as of the date hereof and as such activity is currently contemplated by the Seller, has not and will not, infringe, misappropriate or otherwise violate any Patents or other intellectual property rights owned by any Third Party.
(vii)    To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Intellectual Property Rights.
(viii)    The Seller has paid all maintenance fees, annuities and like payments required as of the date hereof with respect to each of the Existing Patent Rights.
(l)    Indebtedness; No Undisclosed Indebtedness. Other than any Indebtedness owed under the Credit Agreement upon signing and closing the transaction contemplated by the Credit Agreement and the application of the proceeds to fully pay off all outstanding interest and principal under the SVB Indebtedness, Seller has (i) no outstanding Indebtedness, and (ii) there are no liabilities (excluding Indebtedness) of the Seller or its Subsidiaries related to a Product not incurred in the ordinary course and in excess of One Million Dollars ($1,000,000) in the aggregate.
(m)    Solvency. The Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents to which the Seller is party and its authorization, execution and delivery of the Transaction Documents to which the Seller is party, the Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair saleable value of the Seller’s assets will be greater than the sum of its debts, liabilities and other obligations, including known contingent liabilities, (b) the present fair saleable value of the Seller’s assets will be greater than the amount that would be required to pay its liabilities on its existing debts, liabilities and other obligations, including known contingent liabilities, as they become absolute and matured, (c) the Seller will be able to realize upon its assets and pay its debts, liabilities and other obligations, including known contingent obligations, as they mature, (d) the Seller will not be unable to pay its debts as they mature, (e) the Seller has not incurred and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) Seller will not have become subject to any Bankruptcy Event and (g) the Seller will not have been rendered insolvent within the meaning of any applicable law. No step has been taken or is intended by the Seller or, to the Knowledge of the Seller, any other Person to make the Seller subject to a Bankruptcy Event.
(n)    Lien Related Representation and Warranties. The Seller’s exact legal name is, and for the immediately preceding five (5) years has been, “CTI BioPharma Corp.” The Seller is, and for the prior five (5) years has been, incorporated in the State of Delaware.
(o)    Brokers’ Fees. Except for Cowen and Company, the fees of which are being paid by the Seller, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
(p)    Public Company Reporting Obligations. The Seller has filed or furnished (as applicable) with or to the SEC all registration statements, forms, reports, certifications and other documents required to be filed or furnished by the Seller with or to the SEC since January 1, 2020 (all such registration statements, forms, reports, certifications and other documents (including those that the Seller may file or furnish after the date hereof until the Closing) are referred to herein as the “Seller SEC Documents”). The Seller SEC Documents (i) were filed or furnished on a timely basis, (ii) at the time filed or furnished, were prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Documents, and (iii) did not at the time they were filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Documents or necessary in order to make the statements in such Seller SEC Documents, in the light of the circumstances under which they were made, not misleading. The Seller’s financial statements included within the Seller SEC Documents have been prepared in accordance with accounting principles generally accepted in the United States and such financial statements do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time made.
Section 4.2    Buyer’s Representations and Warranties. The Buyer hereby represents and warrants to the Seller that:
(a)    Existence; Good Standing. The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)    Authorization. The Buyer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.
(c)    Enforceability. This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(d)    No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.
(e)    Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.
(f)    No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.
(g)    Financing. The Buyer has sufficient cash to pay the Closing Price at the Closing and the Milestone Payments. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h)    Tax Status. The Buyer is a disregarded entity wholly-owned by DRI Healthcare ICAV, which is an entity organized in Ireland. Under the U.S. Ireland income tax treaty, DRI Healthcare ICAV is treated as the beneficial owner of Royalty Payments and is exempt from U.S. federal withholding tax on all payments with respect to the Revenue Participation Right.
(i)    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 4.3    No Implied Representations and Warranties(a)    . The Buyer acknowledges and agrees that, other than the express representations and warranties of the Seller specifically contained in ARTICLE 4, (a) there are no representations or warranties of the Seller either expressed or implied with respect to the Patent Rights or Royalty Payment and that the Buyer does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in ARTICLE 4, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees that sales of the Products or the aggregate Royalty Payments due to the Buyer will achieve any specific amounts (it being understood and agreed that nothing in this Section 4.3 shall limit in any way the Seller’s obligations under ARTICLE 8). Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this Section 4.3. Except for the Revenue Participation Right, Back-up Security Interest and the Buyer’s rights under Section 6.5(e), the Buyer further acknowledges and agrees that no licenses or assignments under any assets (including the Patent Rights or any other intellectual property) of the Seller and its Affiliates are granted pursuant to this Agreement, including by implication, estoppel, exhaustion or otherwise.
ARTICLE 5

CONDITIONS TO CLOSING
Section 5.1    Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(a)    The Seller shall have received Marketing Approval of NDA #208712 from the FDA, based on the active ingredient Pacritinib, for the Commercialization of a Product in the United States (“U.S. Marketing Approval”) for the Approved Indication. Prior to or with U.S. Marketing Approval, the FDA shall not have withdrawn orphan drug status for Pacritinib (“ODD”) and Seller shall not have been notified by the FDA of any impediment to Seller’s marketing exclusivity associated with the ODD or New Chemical Entity exclusivity.

(b)    The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.
(c)    The representations and warranties of the Seller contained in Section 4.1 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and as of the Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. The Buyer shall have received a certificate executed by an authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.
(d)    No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a Material Adverse Effect. The Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.
(e)    There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.
(f)    There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Revenue Participation Right.
(g)    The Buyer shall have received a fully executed copy of the Credit Agreement and no Default shall have occurred.
(h)    The Buyer shall have received the Intercreditor Agreement, duly executed and delivered by the Seller and Lender.

(i)    The Buyer shall have received a valid, properly executed Internal Revenue Service Form W-9 certifying that the Seller is exempt from U.S. federal “backup” withholding Tax.
(j)    The Seller shall have delivered to the Buyer the legal opinions of Gibson, Dunn & Crutcher, LLP, as counsel to the Seller, in substantially the forms attached hereto as Exhibit D (the “Opinion”).
(k)    The Buyer shall have received a certificate of the Secretary or an Assistant Secretary of the Seller, dated the Closing Date, certifying as to (i) the incumbency of each officer of the Seller executing this Agreement and (ii) the attached thereto copies of (A) the Seller’s certificate of incorporation, (B) bylaws, and (C) resolutions adopted by the Seller’s Board of Directors authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby (the “Seller Certificate”).
(l)    The Seller shall have confirmed it has scheduled delivery to Buyer of a CD or USB containing copies of all documents uploaded to the [***] data room related to the transactions contemplated by this Agreement, as of the date hereof, maintained by the Seller and made available to the Buyer, including all documents referred to in Section 4.1(g)(iv).
Section 5.2    Conditions to the Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(a)    The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate executed by a duly authorized person of the Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.
(b)    The representations and warranties of the Buyer contained in Section 4.2 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. The Seller shall have received a certificate executed by a duly authorized person of Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(c)    There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.
(d)    There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Revenue Participation Right.
(e)    The Seller shall have received a fully executed copy of the Credit Agreement.
(f)    The Seller shall have received a valid, properly executed Internal Revenue Service Form W-8BEN-E certifying that the beneficial owner of the Royalty Payments is exempt from U.S. federal withholding Tax in respect of all payments with respect to the Revenue Participation Right under an applicable United States income Tax treaty with a statement that Buyer is a disregarded entity for United States federal income tax purposes.
(g)    The Buyer shall have delivered to the Seller standard existence and authority opinions in respect of the Buyer, enforceability opinions on this Agreement, and an opinion that this Agreement does not conflict with the organizational documents of the Buyer or applicable law, each such opinion in a form previously agreed upon by the Seller and the Buyer.
(h)    The Seller shall have received a certificate of an authorized person of the owner trustee of the Buyer, dated the Closing Date, certifying as to the incumbency of the officers executing this Agreement on behalf of the Buyer.
ARTICLE 6

COVENANTS
Section 6.1    Reporting. From and after the date hereof, the Seller shall provide the Buyer:
(a)    promptly following the end of each [***], but in any event, in each case, no later than [***] calendar days after the end of such [***], as applicable, a reasonably detailed [***] report setting forth, with respect to such same period, the Clinical Updates, and the Commercial Updates (the “Clinical and Commercial [***] Report”); provided that [***] Seller receives Final Marketing Approval, the Seller shall no longer be required to deliver Clinical and Commercial [***] Reports after the end of each [***] for such Product and shall thereafter promptly following the end of each [***] ([***]), but in any event, in each case, no later than [***] calendar days after the end of such [***] period, as applicable, a reasonably detailed [***]

report setting forth, with respect to such same period, (A) any Clinical Updates and (B) the Commercial Updates (the “Clinical and Commercial [***] Report”); and
(b)    promptly following the end of each of the [***], but in any event, in each case, no later than [***] calendar days after the end of such [***] period, as applicable, a reasonably detailed [***] report setting forth, with respect to such same period, (i) the Regulatory Updates, and (ii) the Intellectual Property Updates (the “Regulatory and IP [***] Report”, and, collectively with the Clinical and Commercial [***] Report, the Royalty Report, and the Clinical and Commercial [***] Report, the “Reports”).
(c)    The Seller shall include in each Report any (i) material CMC updates and (ii) details as to the achievement of any development, sales, regulatory or other milestone event set forth in any Out-License.
(d)    The Seller shall promptly notify Buyer (and in no event more than [***] Business Days of Seller’s Knowledge of the following events) of (i) any action, demand, suit, claim, cause of action, proceeding or investigation pending or, to the Knowledge of the Seller, threatened by or against the Seller or any of its Subsidiaries, or (ii) proceeding or inquiry of any Regulatory Authority pending or, to the Knowledge of the Seller, threatened against the Seller or any of its Subsidiaries, in each case, related to any Product, the Product Collateral or any Transaction Document.
(e)    During the term of this Agreement, in the event that the Seller or any of its Affiliates enters into any Permitted Out-License, commercialization, co-promotion, collaboration, distribution, marketing or partnering agreement with respect to Pacritinib or the Product Collateral that grants a license with respect to the Intellectual Property covering a Product with any Subsidiary of the Seller, at least [***] Business Days prior to the consummation of any such transaction, the Seller shall give Buyer written notice thereof and will prior to such consummation cause any such Subsidiary to execute and deliver to Buyer a joinder agreement and other documents reasonably requested and satisfactory to Buyer in order to cause such Subsidiary to become a party to the applicable Transaction Documents as if such Subsidiary was a party thereto as of the date hereof.
(f)    The Seller shall also provide the Buyer with such additional information regarding the updates included in each Report as the Buyer may reasonably request from time to time. The Seller shall prepare and maintain and shall cause its Affiliates and Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Report. All Reports, and the Confidential Information contained therein, shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in ARTICLE 8.

Section 6.2    Royalty Payments; Revenue Participation and Royalty Payment Details; [***].
(a)    From and after the First Commercial Sale of a Product in the United States, the Seller shall pay to the Buyer, without any setoff or offset (subject, in each case, to Section 6.12 and Section 6.13), the Royalty Payment for each calendar quarter promptly, but in any event no later than (i) [***] calendar days ([***] that the Seller has filed with the SEC its Form 10-Q) after the end of each of the first three calendar quarters, and (ii) [***] calendar days after the end of the last calendar quarter in each calendar year; provided that for any payments received by the Seller after the date that is [***] calendar days after the end of each calendar quarter, such payment will be paid with the following calendar quarter’s Royalty Payment; provided further that any adjustments to the Royalty Payment for a calendar quarter based on or arising out of any discrepancies with the Seller’s Form 10-Q or Form 10-K filed with the SEC will be paid with or credited against, as applicable, the following calendar quarter’s Royalty Payment. A late fee of [***] percent over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Royalty Payment from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of the Buyer’s rights with respect to such payment default.
(b)    From and after the First Commercial Sale of a Product in the United States, for each calendar quarter promptly, but in any event no later than (i) [***] calendar days ([***] that the Seller has filed with the SEC its Form 10-Q) after the end of each of the first three calendar quarters, and (ii) [***] calendar days after the end of the last calendar quarter in each calendar year, the Seller shall provide to Buyer a report (a “Royalty Report”), in substantially the form attached to this Agreement as Exhibit E, setting forth in reasonable detail with respect to all Products, (A) Gross Sales and Net Sales (i) for the applicable Calendar Quarter, (ii) the most recent period of [***] consecutive Calendar Quarters ended as of the last day of such Calendar Quarter, and (iii) the calendar year to date, in each case, on a Product-by-Product basis (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 6.5(e)), and (B) the calculation of the Royalty Payment payable to the Buyer for the applicable Calendar Quarter, identifying, on a Product-by-Product basis, the number of units of each Product sold by the Seller, its Affiliates, Distributors, and each Licensee and (C) if applicable, foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with the Seller’s method for calculating rates of exchange in the preparation of the Seller’s annual financial statements in accordance with accounting principles generally accepted in the United States); provided that for any reports received by the Seller after the date that is [***] calendar days after the end of each Calendar Quarter, the Seller shall provide to the Buyer the relevant information from such reports in the following Calendar Quarter’s report; provided further that any adjustments to the Royalty Payment for a calendar quarter based on or arising out of any discrepancies with the Seller’s Form 10-Q of Form 10-K filed with the SEC will be paid with or credited against, as applicable, the following calendar quarter’s Royalty Payment.

(c)    Any payments required to be made by either party under this Agreement shall be made in United States Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment.
(d)    [***]
Section 6.3    Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text or disclosing substantially the same substance as such press release, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on, and, if applicable, reasonably direct the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance).
Section 6.4    Inspections and Audits of the Seller. Following the Closing, upon at least [***] Business Days written notice and during normal business hours, no more frequently than once per calendar year, the Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller’s books of account for the [***] calendar years prior to the audit for the purpose of determining the correctness of Royalty Payments made under this Agreement. Upon the Buyer’s reasonable request, no more frequently than once per calendar year while any Out-License remains in effect, the Seller shall use Commercially Reasonable Efforts to exercise any rights it may have under any Out-License relating to a Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of Royalty Payments made under this Agreement. All of the out-of-pocket expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne solely by the Buyer, unless the independent public accounting firm determines that Royalty Payments previously paid during the period of the audit were underpaid by an amount greater than [***] of the Royalty Payments actually paid during such period, in which case such expenses shall be borne by the Seller. Any such accounting firm shall not disclose the confidential information of the Seller or any such Licensee relating to a Product to the Buyer, except to the extent such disclosure is necessary to determine the correctness of Royalty Payments or otherwise would be included in a Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 8. If any audit discloses any underpayments by the Seller to the Buyer, then such underpayment, shall be paid by the Seller to the Buyer within [***] calendar days of it being so disclosed. If any audit discloses any overpayments by the Seller to the Buyer, then the Seller shall have the right to credit the amount of the overpayment against each subsequent quarterly Royalty Payment due to the Buyer until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final quarterly Royalty Payment due hereunder, the Buyer shall promptly refund an amount equal to any such remaining overpayment.
Section 6.5    Intellectual Property Matters.
(a)    The Seller shall, at its sole expense, either directly or by causing any Licensee to do so, use Commercially Reasonable Efforts to take such actions (including taking legal action to specifically enforce the applicable terms of any In-License or Out-License), and prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary to diligently prosecute and maintain, and avoid disclaimer or abandonment of, the Patent Rights in the United States. The Seller shall use Commercially Reasonable Efforts to ensure that all patent applications corresponding to the Patent Rights are diligently prosecuted with the intent to protect all Products in the United States. In the exercise of its reasonable business discretion, the Seller shall use Commercially Reasonable Efforts to diligently defend or assert the Patent Rights against infringement or interference by any other Persons, and against any claims of invalidity (including any reexamination, inter partes review, opposition, or like proceeding) or unenforceability, including, without limitation, by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference, in each case in the United States. Notwithstanding any other obligation of Seller under this Section 6.5(b), Seller shall (i) timely bring and prosecute infringement actions in response to certifications made under paragraph IV of 21 U.S.C. §355(j)(2)(A)(vii) or §355(b)(2)(A) with respect to any Orange Book Patent, (ii) defend the Orange Book Patents against any claim of invalidity or unenforceability, and (iii) not disclaim or abandon any Orange Book Patent.
(b)    The Seller shall provide to the Buyer a copy of any written notice received by the Seller from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of a Product infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Seller related thereto, as soon as practicable and in any event not more than [***] following such delivery or receipt.
(c)    The Seller shall promptly inform the Buyer of any infringement by a Third Party of any Patent Right in the United States of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware. Without limiting the foregoing, the Seller shall provide to the Buyer a copy of any written notice of any suspected infringement of any Patent Rights in the United States delivered or received by the Seller, as well as copies of material correspondence related thereto, as soon as practicable and in any event not more than [***] following such delivery or receipt.

(d)    Within [***] of initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement by a Third Party of any Patent Right in the United States, the Seller shall provide the Buyer with written notice of such enforcement action.
(e)    If the Seller recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights in the United States relating to a Product, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such U.S. Patent Rights, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller (or any party to an In-License or Permitted Out-Licensees of such Patent Rights entitled to such reimbursement under any such In-License or Out-License ) in bringing such action (including all reasonable attorney’s fees), (ii) any remaining amounts will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Patent Rights required under any In-Licenses or Licensees of such Patent Rights under any Permitted Out-Licenses, if any, and (iii) any residual amount of such damages after application of (i) and (ii) will be treated as Net Sales.
Section 6.6    In-Licenses.
(a)    The Seller shall promptly (and in any event within [***]) provide the Buyer with (i) executed copies of any In-License entered into by the Seller or its Affiliates, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License.
(b)    The Seller shall use Commercially Reasonable Efforts to comply in all material respects with its obligations under any In-Licenses it enters into and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***], after receipt of any (written or oral) notice from a counterparty to any In-License or its Affiliates of an alleged material breach under any In-License, the Seller shall provide the Buyer a copy thereof. The Seller shall use its Commercially Reasonable Efforts to cure any material breaches by it under any In-License and shall give written notice to the Buyer upon curing any such breach. The Seller shall provide the Buyer with written notice following becoming aware of a counterparty’s material breach of its obligations under any In-License. The Seller shall not terminate any In-License without providing the Buyer prior written notice. Promptly, and in any event within [***] following the Seller’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Seller shall provide the Buyer a copy thereof.
Section 6.7    Permitted Licenses; Sales.
(a)    Seller may not enter into any Out-License other than a Permitted Out-License, without Buyer’s prior written consent, which may be exercised in its sole and absolute discretion. Subject to compliance with this Section 6.7, the Seller may enter into (i) a Permitted

Out-License or (ii) an agreement to research, develop or manufacture any Product in all or any portion of the world, in each case without the Buyer’s prior written consent (“Other License”); provided, that (A) such Permitted Out-License or Other License, as may be applicable, shall not assign or otherwise convey title to or impose any Lien, other than the grant of the license or sublicense, in favor of any Third Party (any such Permitted Out-License or Other License, a “Permitted License”), and (B) for a Permitted Out-License in respect of the Commercialization of a Product in the U.S., Seller shall comply with the requirements set forth in Section 2.1(c). Seller shall not enter into any definitive agreement with respect to any Sale, other than a Permitted Sale, without Buyer’s prior written consent, which may be exercised in its sole and absolute discretion; provided, that for any Permitted Sale in respect of the Commercialization of a Product in the U.S., Seller shall comply with the requirements set forth in Section 2.1(c).
(b)    The Seller shall promptly (and in any event within [***]) provide the Buyer with (i) executed copies of each Permitted License or definitive agreement (and all ancillary agreements underlying or related to such Permitted Sale) with respect to any Permitted Sale, as may be applicable, and (ii) executed copies of each amendment, supplement, modification or written waiver of any material provision of a Permitted License or of any definitive agreement (and ancillary and related agreements thereto) with respect to any Permitted Sale, as may be applicable.
(c)    The Seller shall include in all Permitted Out-Licenses, or definitive agreements with respect to any Permitted Sale, as may be applicable, provisions (i) requiring the Licensee or Permitted Purchaser (as applicable) to provide to Seller all information that Seller is required to provide in the Royalty Reports within the same time frame as required under Section 6.2(b), including but not limited to Gross Sales and Net Sales for the applicable Calendar Quarter and [***] consecutive Calendar Quarters ended as of the last day of such Calendar Quarter and calendar year to date, on a Product-by-Product basis (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 6.5(e)) (collectively, the “Licensee Reports” (or “Permitted Sale Reports” in respect of any Permitted Purchaser)), (ii) allowing Seller to provide such Licensee Reports or Permitted Sale Reports (as applicable) to Buyer (and Seller hereby covenants to provide such Licensee Reports or Permitted Sale Reports (as applicable) promptly to Buyer but in no event later than delivery of the respective Royalty Report under Section 6.2(b)), and (iii) for inspection and audit rights in favor of Seller substantially similar in nature and scope as provided to Buyer pursuant to Section 6.4.
(d)    The Seller shall provide the Buyer prompt (and in any event within [***]) written notice of a material breach by a Licensee or Permitted Purchaser (as applicable) (or of its obligations under any Permitted Out-License or definitive agreement with respect to any Permitted Sale, as may be applicable), of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware.

(e)    The Seller shall provide the Buyer with written notice promptly (and in any event within [***]) following the termination of any Permitted Out-License or of definitive agreements with respect to any Permitted Sale, as may be applicable.
Section 6.8    Restricted Indebtedness. Prior to the Minimum Return Date, the Seller shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Restricted Indebtedness. As a condition to the incurrence at any time of any secured Indebtedness for borrowed money with one or more lenders other than the holders of Indebtedness under the Credit Agreement, either (a) the Seller shall cause such lender or lenders or any agent, representative or trustee acting on behalf of such lender or lenders to become a party to the Intercreditor Agreement or (b) the Buyer shall enter, and the Seller shall enter and cause such lender or lenders or any agent, representative or trustee acting on behalf of such lender or lenders to enter into an Other Intercreditor Agreement which shall be subject to the prior written consent of Buyer, such consent to not be unreasonably withheld, conditioned or delayed.
Section 6.9    Diligence.
(a)    The Seller shall use Commercially Reasonable Efforts to (i) complete clinical development of Pacritinib in the United States, (ii) obtain and maintain Marketing Approvals for all Products for the Approved Indication in the United States, (iii) conduct and complete any post-marketing Clinical Trials required by the FDA as a condition for U.S. Marketing Approval, (iv) Commercialize all Products in the United States.  In furtherance of the foregoing, the Seller shall use Commercially Reasonable Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain such Marketing Approval required to Commercialize all Products in the United States and the Seller shall use Commercially Reasonable Efforts to not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any such Marketing Approval in the United States.
(b)    On a Product-by-Product basis, if a Loss of Market Exclusivity has occurred in the United States for a Product, the Seller’s obligations under Section 6.9(a) shall no longer apply in the United States for such Product.
(c)    The Seller shall promptly file with the United States Patent and Trademark Office an application for Patent Term Extension (“PTE”) in accordance with 35 U.S.C. §156 and 37 C.F.R. § 1.720(f), designating U.S. Patent No. [***] as the patent to be extended.
Section 6.10    Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, the Seller will use its Commercially Reasonable Efforts and the Buyer will use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement and the Transaction

Documents. Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good, valid and marketable rights and interests in and to the Revenue Participation Right, which is, as of the Closing, free and clear of all Liens, except for (i) Liens created in favor of Buyer on or after the Closing pursuant to the Credit Agreement, and (ii) liens for taxes or other government charges arising by operation of law in the ordinary course of business for sums which are not yet due and payable.
Section 6.11    Continuing Efforts; Further Assurances.
(a)    After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement. After the Closing, the Seller shall use its Commercially Reasonable Efforts to obtain and maintain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by this Agreement or any other Transaction Document may be consummated and shall not result in any default or breach or termination of any of the Material Contracts in respect of the Revenue Participation Right or the Product Collateral.
(b)    Buyer and the Seller shall cooperate and provide assistance as reasonably requested by the other party, at the expense of such other Party (other than expenses that are Losses subject to indemnification in accordance with Article 7), in connection with any Third Party litigation, arbitration or other Third Party proceeding with respect to the Revenue Participation Right, or the Product Collateral (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement, any other Transaction Document, the Revenue Participation Right or any other Product Collateral, or the transactions described herein or therein.
Section 6.12    Non-Impairment; Back-Up Security Interest(a)    . Notwithstanding any provision in this Agreement to the contrary, the Seller shall not, and the Seller shall use Commercially Reasonable Efforts to reasonably ensure that any Licensee or Permitted Purchaser, as may be applicable, shall not (i) enter into any contracts or arrangement or otherwise knowingly take any action or knowingly fail to act in a manner that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Buyer’s interest in the Revenue Participation Right or the Back-Up Security Interest, and (ii) take any action or engage in any transaction (or series of actions or transactions), whether by reorganization, transfer of assets, merger, dissolution, amendment of organizational documents or otherwise, the primary purpose of which is to evade, avoid or seek to avoid the performance or observance of the covenants, agreements or obligations of the Seller under the Transaction

Documents (or of a Licensee in any Permitted Out-License or Permitted Purchaser in any definitive agreements for a Permitted Sale, in each case in respect of the Revenue Participation Right, Royalty Payments or of the Product Collateral). During the term of the Agreement, the Seller shall, at all times until its obligations under the Transaction Documents are paid and performed in full, grant in favor of Buyer, and take such additional actions as reasonably requested by Buyer to ensure that Buyer has a valid, continuing, first priority security interest in and to all right, title and interest in, to and under the Revenue Participation Right and the Royalty Payments and a security interest in and to all right, title and interest in, to and under the Product Collateral in accordance with the terms set forth in Section 2.1; provided, the parties agree that the entry into the Loan Documents and any agreement evidencing any secured Indebtedness, which shall be subject to and in compliance with the Intercreditor Agreement or any Other Intercreditor Agreement, shall be deemed to not materially and adversely affect the Buyer’s interest in the Revenue Participation Right or the Back-Up Security Interest.
Section 6.13    Certain Tax Matters(a)    .
(a)    The Seller and the Buyer agree that for Tax purposes, (a) the Seller and the Buyer shall treat the transactions contemplated by this Agreement as a sale of the Revenue Participation Right and (b) any and all amounts remitted by the Seller to the Buyer after the Closing Date pursuant to this Agreement shall be treated as received by the Seller as agent for the Buyer. The Seller shall not, by reason of its duties and functions hereunder, be deemed to be acting as a partner of or to be engaged in a joint venture, association or syndication with, the Buyer for tax purposes. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 6.13(a) on any tax return or in any audit or other tax-related administrative or judicial proceeding unless the other party hereto has consented in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such actions. If there is an inquiry by any Governmental Entity of the Buyer or the Seller related to the treatment described in this Section 6.13(a), the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 6.13(a).
(b)    Notwithstanding any provision in this Agreement to the contrary, each of the Buyer and the Seller shall be entitled to withhold and deduct (or cause to be withheld and deducted) from any amount payable under this Agreement to the other party any Tax that the Buyer or the Seller, as applicable, determines that it is required to withhold and deduct under applicable law (as determined by the Buyer and the Seller after consultation with each other), and any such amount withheld and deducted shall be treated for all purposes of this Agreement as being paid to the other party; provided that each of the Buyer and the Seller shall give the other party prior notice and the opportunity, in good faith, to contest and prevent such withholding and deduction. The Seller shall use Commercially Reasonable Efforts and the Buyer shall use commercially reasonable efforts to give or cause to be given to the other party hereto such assistance and such information concerning the reasons for withholding or deduction (including, in reasonable detail, the method of calculation for the deduction or withholding thereof) as may be reasonably necessary to enable the Buyer or the Seller, as applicable, to claim exemption therefrom, or credit therefor, or relief (whether at source or by reclaim) therefrom, and, in each case, shall furnish the Buyer or the Seller, as applicable, with proper evidence of the taxes withheld and deducted and remitted to the relevant taxing authority. The Buyer agrees (i) to notify the Seller in writing if (A) the beneficial owner of Royalty Payments becomes ineligible to use or deliver the Form W-8BEN-E delivered to the Seller under Section 5.2(f), or (B) the Form W-8BEN-E delivered to the Seller under Section 5.2(f) ceases to be accurate or complete, and (ii) to provide (to the extent it is legally eligible to do so) any additional Tax forms that the Seller may reasonably request.
Section 6.14    Use of Proceeds. The Seller shall use proceeds received from Buyer pursuant to this Agreement in support of the development of the Intellectual Property Rights and development and Commercialization of all Products.
Section 6.15    Milestone Payments to S*BIO. Pursuant the Asset Purchase Agreement dated April 18, 2012 between S*BIO Pte Ltd. (“S*BIO”) and Seller (the “S*BIO Agreement”), Seller shall elect, in accordance with Seller’s rights under the S*BIO Agreement, to pay [***] of all milestone payments due to S*BIO in the form of Seller’s equity in lieu of any cash payment otherwise owed in respect of all regulatory-based milestones set forth in the S*BIO Agreement as such milestones are constituted as of even date herewith (the aggregate amount of all such obligations subject to payment in equity, the “Equity Amount”). Seller shall not amend the S*BIO Agreement with respect to its ability to make such milestone payments in equity without the prior written consent of Buyer. Notwithstanding any of the foregoing to the contrary, after the date hereof, in the event Seller receives cash in consideration for the sale and issuance of its common stock to a Third Party (the cash raised from the sale of such equity, the “Equity Proceeds”), Seller may apply such cash in lieu of equity to the extent of such Equity Proceeds to pay any Equity Amount owed under the S*BIO Agreement.
ARTICLE 7

INDEMNIFICATION
Section 7.1    General Indemnity. From and after the Closing:
(a)    the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Seller in this Agreement, and (ii) any breach of any of the covenants or agreements of the Seller in this Agreement; and
(b)    the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller

Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Buyer in this Agreement, and (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement.
Section 7.2    Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 7, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 7 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this ARTICLE 7, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 7, except to the extent such Indemnifying Party is actually prejudiced thereby.
Section 7.3    Claim Procedures. In case any such action is brought against an Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section 7.3 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an Indemnified Party shall have the right to retain its own counsel reasonably satisfactory to the Indemnifying Party, but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such Indemnified Party or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel. It is agreed that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned, or delayed, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.
Section 7.4    Limitations on Liability. Except for claims arising from a breach of confidentiality obligations under ARTICLE 8 or in cases of fraud, gross negligence, or willful misconduct, no party hereto shall be liable for any consequential, punitive, special or incidental damages under this ARTICLE 7 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 7) in or pursuant to this Agreement. In connection with the foregoing, the parties hereto acknowledge and agree that (a) the Buyer’s damages, if any, for any such action or claim will include Losses for Royalty Payments that the Buyer was entitled to receive in respect of its ownership of the Royalty Payments but did not receive timely or at all due to such indemnifiable event and (b) the Buyer shall be entitled to make claims for all such missing or delayed Royalty Payments as Losses hereunder, and such missing or Royalty Payments shall not be deemed consequential, punitive, special, indirect or incidental damages.
Section 7.5    Exclusive Remedy. Except as set forth in Section 10.10, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 7 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this ARTICLE 7.
Section 7.6    Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this ARTICLE 7 will be treated as an adjustment to the Purchase Price for U.S. federal income tax to the fullest extent permitted by applicable law.
Section 7.7    Survival. All representations and warranties made herein and in any other Transaction Document, any certificates or in any other writing delivered pursuant hereto or thereto shall survive the execution and delivery of this Agreement and shall continue to survive until the expiration or termination of this Agreement in accordance with ARTICLE 9.

ARTICLE 8

CONFIDENTIALITY
Section 8.1    Confidentiality. Except as provided in this ARTICLE 8, Section 10.4 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for [***] years thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:
(a)    was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;
(d)    is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or
(e)    is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.
Section 8.2    Authorized Disclosure.
(a)    Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:
(i)    prosecuting or defending litigation;
(ii)    complying with applicable laws and regulations, including regulations promulgated by securities exchanges;
(iii)    complying with a valid order of a court of competent jurisdiction or other Governmental Entity;
(iv)    for regulatory, Tax or customs purposes;

(v)    for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;
(vi)    disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure;
(vii)    upon the prior written consent of the Disclosing Party;
(viii)    disclosure to its potential investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;
(ix)    as is necessary in connection with a permitted assignment pursuant to Section 10.3.
(b)    Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of Seller provided hereunder.
(c)    Notwithstanding any provision in in this Agreement to the contrary, materials and documentation relating to the Seller’s Intellectual Property Rights may be only disclosed to or accessed by the Buyer and its attorneys and auditors, without further disclosure to any other Representative of the Buyer.
ARTICLE 9

TERMINATION
Section 9.1    Mutual Termination. This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 9.2    Termination upon Failure to Achieve U.S. Marketing Approval. This Agreement shall automatically terminate upon Seller’s failure to achieve U.S. Marketing Approval by the Marketing Approval Deadline unless such date is extended by the mutual written agreement of Seller and Buyer.
Section 9.3    Automatic Termination. Unless earlier terminated as provided in this ARTICLE 9, this Agreement shall continue in full force and effect until [***] days after such time as the Seller is no longer obligated to make any Royalty Payments under this Agreement, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.
Section 9.4    Survival. Notwithstanding anything to the contrary in this ARTICLE 9, the following provisions shall survive termination of this Agreement: Section 6.3 (Disclosures), ARTICLE 7 (Indemnification), ARTICLE 8 (Confidentiality), this Section 9.4 (Survival) and ARTICLE 10 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.
ARTICLE 10

MISCELLANEOUS
Section 10.1    Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.
Section 10.2    Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.2:
If to the Seller, to it at:
CTI BioPharma Corp.
3101 Western Ave., #800
Seattle, Washington 98121
Attention: David Kirske
E-mail: [***]
with a copy to:
Gibson, Dunn & Crutcher LLP
555 Mission Street

San Francisco, CA 94105
Attention: Ryan Murr; Todd Trattner
E-mail: rmurr@gibsondunn.com; ttrattner@gibsondunn.com
If to the Buyer, to it at:
            Drug Royalty III LP 2
c/o DRI Capital Inc.
First Canadian Place
100 King St. West, Suite 7250
P.O. Box 62
Toronto, ON M5X 1B1
Attn: Joel Herold and Behzad Khosrowshahi
Email: [***]

with a copy to:
Greenberg Traurig LLP
401 East Las Olas Boulevard, Suite 2000
Fort Lauderdale, Florida 33301
Attention: Stanley Jacobs, Jr.
Email: jacobss@gtlaw.com
and a copy to:
Greenberg Traurig LLP
2101 L Street, N.W., Suite 1000
Washington, DC 20037
Attention: Trevor Chaplick
Email: chaplickt@gtlaw.com
All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when sent, if by email with PDF attachment, with an acknowledgement of receipt being produced by the recipient’s email account, or (c) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.
Section 10.3    Assignment. The Seller may not assign in whole or in part this Agreement or any of its rights or obligations hereunder without the Buyer’s prior written consent, except for in connection with a Permitted Sale or Permitted Out-License, and only if upon closing any such transaction, the Seller causes such Permitted Purchaser or Licensee, as applicable, to deliver a writing to the Buyer in which it assumes all of the obligations of the Seller to the Buyer under this Agreement, and such Permitted Purchaser or Licensee shall be deemed an assignee of Seller under this Agreement; provided that, for the avoidance of doubt, nothing in this Section 10.3 shall restrict the Seller from engaging in a Permitted Sale or from licensing any Product Rights pursuant to a Permitted Out-License. Following the Closing, the Buyer may only assign its obligations or rights under this Agreement to an Affiliate and shall not be entitled to assign any of its obligations and rights under this Agreement to a Third Party without prior written consent of the Seller, in its sole and absolute discretion; provided, however, following the earlier of the date (i) Buyer has made all required Milestone Payments to Seller, or (ii) the obligation of Buyer to make all Milestone Payments has terminated, each, as may be applicable, in accordance with Section 2.2 hereof, Buyer may assign, without the consent of Seller, its obligations and rights under this Agreement to any Person, including to any Third Party or to one or more of its Affiliates; provided that the Buyer shall cause such Person to become a party to the Intercreditor Agreement in accordance with the terms thereof or enter into an intercreditor agreement with the administrative agent, trustee or representative under the Credit Agreement in form and substance substantially the same as the Intercreditor Agreement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Without limiting the foregoing, in the event of any assignment by Buyer, the assignee shall deliver the forms referenced in Section 5.2(f) of this Agreement and comply with the covenants, and be bound by the provisions, set forth in Section 6.13. Any purported assignment in violation of this Section 10.3 shall be null and void. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Lender or the administrative agent, trustee or representative under the Credit Agreement at such time from taking any action permitted by the Intercreditor Agreement or an Other Intercreditor Agreement, including but not limited to commencing or maintaining any Enforcement Action (as defined in the Intercreditor Agreement) or such similar term (as defined in an Other Intercreditor Agreement) or exercising any rights with respect to its collateral under the Bankruptcy Laws.
Section 10.4    Amendment and Waiver.
(a)    This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.
(b)    No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.
Section 10.5    Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto. As of the date hereof, that certain NonDisclosure Agreement between Buyer and the Seller, dated as of May 4, 2021 is hereby terminated without further force and effect, superseded by ARTICLE 8 of this Agreement and all obligations between the parties relating to confidentiality shall be governed by ARTICLE 8 of this Agreement.
Section 10.6    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in Section 7.1.
Section 10.7    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 10.8    Jurisdiction; Venue.
(a)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO Section 10.2.
(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE

FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)    EACH PARTY HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.
Section 10.9    Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
Section 10.10    Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each of the parties further agrees that, in the event of any action for specific performance in respect of such breach of violation, it will not assert the defense that a remedy at law would be adequate.
Section 10.11    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
Section 10.12    Relationship of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.
Section 10.13    Intercreditor Agreement; Other Intercreditor Agreement. Notwithstanding any provision in this Agreement to the contrary, the Liens and Back-Up Security Interest granted to the Buyer and its successors and assigns pursuant to this Agreement and the exercise of any right or remedy by the Buyer and its successors and assigns hereunder are subject to the provisions of the Intercreditor Agreement and the provisions of any Other Intercreditor Agreement. If there is conflict between the terms of the Intercreditor Agreement or an Other Intercreditor Agreement (each, a “Controlling Agreement”), on the one hand, and the terms of this Agreement, on the other hand, with respect to the Liens, security interests or the exercise of any right or remedy of the Buyer or any holder of any Indebtedness that is a party to a Controlling Agreement, then the terms of such Controlling Agreement will control.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER CTI BioPharma Corp. By: /s/ Adam Craig Name: Adam Craig, M.D., Ph.D. Title: President and Chief Executive Officer
BUYER Drug Royalty III LP 2 By: DRC Management III LLC 2 Its: General Partner By: /s/ Grant Cellier Name: Grant Cellier Title: Manager